FOR IMMEDIATE RELEASE

June 21, 2005

Contact:  Robin Offsey

     732-577-9997

UNITED MOBILE HOMES, INC. ANNOUNCES NEW ACQUISITION

Freehold, New Jersey, June 21, 2005…….United Mobile Homes, Inc., (AMEX:UMH) announced the acquisition on June 17, 2005, of 185 acres of land in the Town and Village of Coxsackie, New York for a purchase price of approximately $1,700,000.  This land will be used to develop a new community for the Company.

Samuel A. Landy, President, stated “We are looking forward to working with Saratoga Associates to develop a prestigious manufactured home community in Coxsackie.  This will be a beautiful addition to our family of communities”.

        Saratoga Associates, a well known firm of architects, engineers and planners, will assist United Mobile Homes, Inc. in creating a unique and customized community.  The firm has a long and successful history working with Upstate New York communities like Coxsackie to integrate new developments that both enrich and enhance the character of the host community.

United Mobile Homes, Inc. is a publicly-owned real estate investment trust whose primary business is the ownership and operation of manufactured home communities.  The Company owns and operates 27 manufactured home communities in New York, New Jersey, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.  United Mobile Homes, Inc. has been in operation since 1968, operating as a public company since 1985.

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